EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146100-02 on Form S-3ASR of our report dated February 23, 2009 relating to the consolidated financial statements and financial statement schedule of Nevada Power Company appearing in this Annual Report on Form 10-K of Nevada Power Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
February 23, 2009